Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
          We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-48076, 333-101010 and 333-134164) pertaining to Rockford’s Stock Option Plans and in the Registration Statement (Form S-3 No. 333-117315) of Rockford Corporation of our report dated March 12, 2008, with respect to the consolidated financial statements of Rockford Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Phoenix, Arizona
March 12, 2008